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                                                                   EXHIBIT 10.13

                                                  October 12, 1998

Mr. Michael Kaplan
29 Marc Drive
Englishtown, New Jersey 07726

Dear Mr. Kaplan:

      We are pleased to confirm our offer of continued employment with G+G Retail, Inc. (the "Company") on the following terms and conditions:

      1. You will continue to be employed as the Company's Vice President and Chief Financial Officer reporting to the Company's President and Chief Operating Officer and to its Chairman and Chief Executive Officer.

      2. You will be paid a base salary at the rate of $265,000 per year. Such base salary will be reviewed yearly and may be subject to increases, in the Company's discretion, based, among other things, upon your performance and the Company's results of operation. You will also be eligible to participate during the period of your employment in any incentive bonus plans which the Company may adopt for employees of your level.

      3. The Company will continue to provide you with use of an automobile and pay your reasonable business related automobile expenses consistent with the Company's automobile and expense policies as in effect from time to time.

      4. You will continue to be eligible to participate in the Company's group medical and hospitalization insurance plans and its retirement plans as in effect from time to time during the period of your employment.

      5. Your employment by with Company will be "at will" and may be terminated by the Company or by you at any time, with or without "cause", for any reason or for no reason. If your employment is terminated by the Company without cause, then the Company will pay to you as severance (and in lieu of any other benefits, compensation or payments of any kind by reason of the termination of your employment) the following: (a) an amount equal to your base salary at your then current rate payable in installments in accordance with the Company's normal payroll schedule for a period of one year (the "Severance Period"), and (b) provided that you elect to continue your coverage under the Company's medical and hospitalization insurance benefits under the Company's group plans in accordance with your rights under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), the Company will waive or pay on your behalf the portion
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          of the premiums for such continuation coverage which equals the portion of such premiums which would otherwise have been paid by the Company had you continued in the Company's employ for the Severance Period or until you obtain other employment which offers medical and hospitalization coverage to you (whether or not you accept such coverage.) As used above, the term "cause" means any willful, intentional or negligent act or omission by you which has the effect of injuring the business or reputation of the Company and includes your resignation or other voluntary termination of your employment, your failure or refusal to perform your duties and obligations to the Company or to comply with a reasonable instruction of any of the Company's President or Chairman or your commission of a crime under any state or federal laws.

          The Company agrees that your principal place of employment shall be located in the New York Metropolitan Area (although you may be required, from time to time, to travel in the performance of your duties) and that, if the Company shall nonetheless require that you relocate your principal place of business outside of the New York Metropolitan Area, unless you shall consent to such relocation, the Company shall be deemed to have terminated your employment hereunder without cause.

      6. During the Severance Period you shall not for yourself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others (a) solicit, induce, or encourage any person known to you to be an employee of the Company or any affiliate of the Company to terminate his or her employment or other contractual relationship with the Company or any of its affiliates, or (b) solicit, induce or encourage any customer, supplier or other person known by you to have a contractual relationship with the Company to discontinue, terminate, cancel or refrain from entering into any clothing retail or other contractual relationship with the Company or any of its affiliates.

      7. During the period of your employment, you will necessarily have access to information, knowledge and data concerning the Company, its operations, business and affairs which is confidential and which is not generally known to the public. You agree that you will not at any time disclose or divulge any such confidential information to any person firm or corporation except as may be required in connection with the Company's business and affairs or otherwise by law.

      8. This letter is intended to supersede all prior understandings and agreements regarding your employment by the Company. You acknowledge that the Company has not made and you have not relied upon, any representations, promises or inducements concerning the terms and conditions of your employment except as provided above.

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      If the foregoing is acceptable to you, please indicate your agreement by signing below.

                                          Very truly yours,

                                          G+G RETAIL, INC.

                                          By: /s/ Scott Galin
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ACCEPTED AND AGREED TO:


 /s/ Michael Kaplan
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Michael Kaplan

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